Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY PROVIDES SUPPLEMENTARY UPDATE ON 2020 AND 2021 HEDGE PROGRAM

AUSTIN, Texas, March 13, 2020 – Parsley Energy, Inc. (NYSE: PE) (“Parsley,” “Parsley Energy,” or the “Company”) today provided an update to its oil hedge position for 2020 and 2021. Parsley’s baseline capital budget assumes $30-$35 WTI oil price for the remainder of 2020.

Hedging Update

Parsley continues to actively manage its hedge position and has continued to restructure some of its existing 2020 hedge positions to provide additional protection against lower oil prices by reducing certain short put prices. Additionally, Parsley has also moved aggressively to protect its 2021 cash flow by adding swap positions. The Company would now expect net settlement gains of approximately $400 million and $300 million during 2020 and 2021, respectively, under a go forward $30 WTI oil price and current basis differentials(1). This represents an increase of nearly $400 million in aggregate downside protection from the Company’s hedge position on March 4, 2020(1).

“In a world of uncertainty, we are taking decisive actions to light a path that allows us to deliver an advantaged free cash generating model, support our current dividend, and preserve long-term shareholder value in a $30-$35 WTI oil environment,” commented Matt Gallagher, Parsley’s President and CEO. “We will continue to be adaptive and responsive in these challenging times – demonstrating the resilience of our assets and our team.”

For details on Parsley’s updated hedge position as of March 12, 2020, please see the tables below.

Open Oil Derivative Positions

	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21
OPTION CONTRACTS:
CUSHING
Swaps - Cushing (MBbls/d)(2)	11.0	11.0	11.0	11.0
Swap Price ($/Bbl)	$57.87	$57.87	$57.87	$57.87
MIDLAND
Three Way Collars - Midland (MBbls/d)(3)	27.0	22.5	15.8	15.8
Short Call Price ($/Bbl)	$61.81	$54.63	$56.03	$56.03
Long Put Price ($/Bbl)	$51.10	$43.39	$45.21	$45.21
Short Put Price ($/Bbl)	$41.10	$33.39	$35.21	$35.21
Put Spreads - Midland (MBbls/d)(4)	1.1	3.3
Long Put Price ($/Bbl)	$50.00	$50.00
Short Put Price ($/Bbl)	$40.00	$40.00
Two Way Collars - Midland (MBbls/d)(5)	2.2	6.6	6.5	6.5
Short Call Price ($/Bbl)	$48.00	$48.00	$48.00	$48.00
Long Put Price ($/Bbl)	$43.00	$43.00	$43.00	$43.00
Swaps - Midland (MBbls/d)(2)	3.3	3.3			5.0	5.0	5.0	5.0
Swap Price ($/Bbl)	$55.20	$55.20			$40.50	$40.50	$40.50	$40.50
MAGELLAN EAST HOUSTON (“MEH”)
Three Way Collars - MEH (MBbls/d)(3)	46.4	51.0	33.9	33.9	13.3	13.2
Short Call Price ($/Bbl)	$71.95	$64.07	$59.86	$59.86	$64.38	$64.38
Long Put Price ($/Bbl)	$57.14	$50.95	$45.74	$45.74	$53.12	$53.12
Short Put Price ($/Bbl)	$47.14	$40.95	$35.74	$35.74	$43.12	$43.12
Put Spreads - MEH (MBbl/d)(4)	2.7	8.2	24.5	24.5
Long Put Price ($/Bbl)	$50.00	$50.00	$44.67	$44.67
Short Put Price ($/Bbl)	$40.00	$40.00	$34.67	$34.67
Swaps - MEH (MBbls/d)(2)			4.2	4.2	52.0	52.0	52.0	52.0
Swap Price ($/Bbl)			$56.30	$56.30	$41.17	$41.17	$41.17	$41.17
BRENT
Three Way Collars - Brent (MBbls/d)(3)		4.9	3.3	3.3
Short Call Price ($/Bbl)		$75.00	$75.00	$75.00
Long Put Price ($/Bbl)		$62.00	$62.00	$62.00
Short Put Price ($/Bbl)		$52.00	$52.00	$52.00
Two Way Collars - Brent (MBbls/d)(5)		3.3	6.5	6.5
Short Call Price ($/Bbl)		$52.10	$52.30	$52.30
Long Put Price ($/Bbl)		$47.10	$47.30	$47.30
Swaps - Brent (MBbls/d)(2)		3.0	3.0	3.0	22.0	22.0	22.0	22.0
Swap Price ($/Bbl)		$50.01	$50.01	$50.01	$44.44	$44.44	$44.44	$44.44

Total Hedged Volume (MBbls/d)	93.8	117.1	108.7	108.7	92.3	92.2	79.0	79.0

Premium Realization ($MM)(6)	($13.4)	($0.6)	($3.5)	($3.5)	($2.0)	($2.0)
BASIS SWAPS:
Midland-Cushing Basis Swaps (MBbls/d)(7)	18.9	18.9	14.0	14.0
Basis Differential ($/Bbl)	$(1.00)	$(1.00)	$(1.44)	$(1.44)

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, exploration, and production of unconventional oil and natural gas properties in the Permian Basin. For more information, visit the Company’s website at www.parsleyenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in the Company’s SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Investor Contacts:

Kyle Rhodes

Vice President – Investor Relations

or

Dan Guill

Investor Relations Analyst

ir@parsleyenergy.com

(512) 505-5199

Media and Public Affairs Contacts:

Katharine McAden

Corporate Communications Manager

or

Kate Zaykowski

Corporate Communications Coordinator

media@parsleyenergy.com

(512) 220-7100

(1)

Net settlement gains represent the aggregate settlements from oil derivatives during the applicable period, less premium realizations (and deferred premiums). For the purposes of settlement gains discussed in this news release, WTI Cushing is assumed to be $30.00/Bbl from April 2020 through December 2021. For the same time period, Midland, MEH, and Brent prices are assumed to be $30.00/Bbl plus market differentials to WTI Cushing as of March 12, 2020.

(2)	Parsley receives the swap price.
(3)

When the reference price (Midland, MEH, or Brent) is at or above the short call price, Parsley receives the short call price. When the reference price is between the long put price and the short put price, Parsley receives the long put price. When the reference price is below the short put price, Parsley receives the reference price plus the difference between the short put price and the long put price.

(4)

When the reference price is above the long put price, Parsley receives the reference price. When the reference price is between the long put price and the short put price, Parsley receives the long put price. When the reference price is below the short put price, Parsley receives the reference price plus the difference between the short put price and the long put price.

(5)

When the reference price is above the short call price, Parsley receives the short call price. When the reference price is between the short call price and the put price, Parsley receives the reference price. When the reference price is below the put price, Parsley receives the put price.

(6)	Premium realizations represent net premiums paid (including deferred premiums), which are recognized as income or loss in the period of settlement.
(7)	Swaps that fix the basis differentials representing the index prices at which Parsley sells its oil and gas produced in the Permian Basin less the WTI Cushing price.

2